December 18, 2023

State Street Bank and Trust Company Channel Center, CCB7

One Iron Street Boston, MA 02210

Attention: Patrick Arthur, VP

Re: TEXAS CAPITAL FUNDS TRUST (the “Trust”)

Ladies and Gentlemen:

Please be advised that the undersigned Trust has established a new series of shares to be known as TEXAS CAPITAL TEXAS SMALL CAP EQUITY INDEX ETF and TEXAS CAPITAL TEXAS OIL INDEX ETF (the Portfolios).

In accordance with Section 11, the Additional Portfolios provision, of the Transfer Agency and Service Agreement dated as of July 10, 2023, as amended, modified, or supplemented from time to time (the “Agreement”), by and among each registered investment company party thereto, and State Street Bank and Trust Company (“State Street”), the undersigned Trust hereby requests that State Street act as Transfer Agent for the new Portfolios under the terms of the Agreement, and that Schedule A to the Agreement is hereby amended and restated as set forth on Exhibit A attached hereto. In connection with such request, the undersigned Trust hereby confirms, as of the date hereof, its representations and warranties set forth in Section 4 of the Agreement.

Please indicate your acceptance of the foregoing by executing this letter agreement and returning a copy to the Trust.

Sincerely,

TEXAS CAPITAL FUNDS TRUST

on behalf of:

Texas Capital Texas Small Cap Equity Index ETF and Texas Capital Texas Oil Index ETF

By:	/s/ Edward Rosenberg

Name: Edward Rosenberg

Title: President , Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By: /s/ Andrea E. Sharp

Name: Andrea E. Sharp

Title: Managing Director , Duly Authorized

Effective Date: December 18,2023

EXHIBIT A

APPENDIX A

Fund Name	Jurisdiction of Formation	Custodian Entity

Texas Capital Texas Equity Index ETF	Delaware	State Street Bank and Trust Company
Texas Capital Texas Small Cap Equity Index ETF	Delaware	State Street Bank and Trust Company
Texas Capital Texas Oil Index ETF	Delaware	State Street Bank and Trust Company